Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew S. Duff, Debbra L. Schoneman and John W. Geelan, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Piper Jaffray Companies (the “Company”) for the Company's fiscal year ended December 31, 2012, and any or all amendments to said Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Dated and effective as of the 27th of February, 2013.

/s/ Andrew S. Duff Andrew S. Duff, Chairman and Chief Executive Officer	/s/ Philip E. Soran Philip E. Soran, Director
/s/ Debbra L. Schoneman Debbra L. Schoneman Chief Financial Officer	/s/ Frank L. Sims Frank L. Sims, Director
/s/ Michael R. Francis Michael R. Francis, Director	/s/ Jean M. Taylor Jean M. Taylor, Director
/s/ B. Kristine Johnson B. Kristine Johnson, Director	/s/ Michele Volpi Michele Volpi, Director
/s/ Addison L. Piper Addison L. Piper, Director	/s/ Hope Woodhouse Hope Woodhouse, Director
/s/ Lisa K. Polsky Lisa K. Polsky, Director